[AMENDED AND RESTATED]
EXECUTIVE CHANGE IN CONTROL AGREEMENT Exhibit 10.5

This amended and restated EXECUTIVE CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of [INSERT DATE], between CIRCOR International, Inc., a Delaware corporation (the “Company”), and [INSERT NAME OF EXECUTIVE] (“Executive”).

WHEREAS, the Company presently employs the Executive in which capacity the Executive serves as an officer of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the valuable services rendered to the Company and its respective affiliates by the Executive; and

[INSERT FOLLOWING CLAUSE IF EXECUTIVE HAD A PRIOR EXECUTIVE CHANGE IN CONTROL OR LETTER AGREEMENT – “WHEREAS, the Company and the Executive entered into [NAME OF ORIGINAL AGREEMENT] made as of [INSERT DATE OF ORIGINAL AGREEMENT] (the “Original Agreement”) which [INSERT DESCRIPTION OF ORIGINAL AGREEMENT AND ANY RELEVANT AMENDMENTS]; and”]

WHEREAS, the Board has determined that it is in the best interests of the Company and its affiliates to adopt this Agreement to extend the Protection Period from twelve (12) to twenty-four (24) months, modify the calculation of the Change in Control Payment, and encourage the continued loyalty of the Executive as well as the Executive’s continued attention to his assigned duties and objectivity in the event of a threatened or possible Change in Control of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Base Salary” shall mean the greater of: (i) the amount Executive was entitled to receive as salary on an annualized basis immediately prior to termination of Executive’s employment, and (ii) the amount Executive was entitled to receive as salary on an annualized basis immediately prior to a Change in Control (except that if the Change in Control occurs in a different calendar year than when such Change in Control is announced, such amount shall be the greater of (A) the amount Executive was entitled to receive as salary on an annualized basis immediately prior to a Change in Control and (B) the amount Executive was entitled to receive as salary on an annualized basis immediately prior to the announcement of a Change in Control), but in either case (x) including any amounts deferred pursuant to any deferred compensation program or contributions to the Company’s 401(k) plan and (y) excluding all annual cash performance awards (or equivalent award for annual performance), bonuses, overtime, long-term equity incentive awards, welfare benefit premium reimbursements and incentive compensation, payable by the Company as consideration for the Executive’s services.

“Bonus Amount” shall mean the greater of the (x) the target annual bonus under the Executive Bonus Incentive Plan (“Target Bonus Opportunity”) payable for the fiscal year during which the Qualifying Termination (defined below) occurs, or, if greater, for the fiscal year during which a Change in Control occurred or (y) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Qualifying Termination or, if greater, the three full fiscal years ended prior to the Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).
“Cause” shall mean, solely for purposes of this Agreement: (a) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (b) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (c) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chairman of the Board; or (d) a material violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Chairman of the Board.

“Change in Control” shall mean the earliest to occur of the following events:

(a)    Any one person or more than one person acting as a group (as determined in accordance with Section 1.409A-3(i)(5)(v)(B) of the regulations promulgated under the Code) (a “Person”) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company, provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or a transaction described in clause (i) of paragraph (b) below;

(b)    there is consummated a merger of the Company with any other business entity, other than (i) a merger which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any subsidiary at least 50% (fifty percent) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act, or (ii) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no new Person is or becomes a beneficial owner, directly or indirectly, of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company;

(c)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets on a consolidated basis, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the outstanding voting securities of any such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Act; or

(d)    Incumbent Directors (as defined below) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board.

Notwithstanding the foregoing, no event described above shall be treated as a Change in Control unless it qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A-3(i)(5). The Board shall have full and final authority to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution in the Executive’s responsibilities, authority or duties; (b) a diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, (c) a material change in the geographic location at which the Executive provides services to the Company, provided that such change shall be more than thirty (30) miles from such location; or (d) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event within sixty (60) days of the occurrence of such event; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

“Incumbent Directors” shall mean persons who, as of the Commencement Date (defined below), constitute the Board; provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

2.Term. The term of this Agreement shall extend from the date hereof (the “Commencement Date”) until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the first anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which the Change in Control occurred (such 24-month period is hereinafter referred to as the “Protection Period”).

3.	Change in Control Payments.

(a)    The provisions of this Paragraph 3 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations in the event that, within the Protection Period, either Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or disability) or Executive terminates his employment for Good Reason (each, a “Qualifying Termination”). These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. Notwithstanding the foregoing, payment of the compensation and benefits set forth in this Paragraph 3 are subject to Executive’s (x) execution of a release of claims in favor of the Company, its affiliates and their respective directors, officers and employees in a form substantially the same as provided in the attached Appendix (as such form may be modified to reflect developments in applicable law) (the “Release”), within forty-five (45) days (or such shorter period determined by the Company, which period may not be less than twenty-one (21) days) following Executive’s termination from employment, (y) Executive (or his representative or estate, if applicable) not thereafter revoking such Release and (z) Executive’s continued compliance with the terms and conditions of Executive’s Restricted Covenants Agreement dated July __, 2020 (the “Restrictive Covenants Agreement”).

(b)    The Company shall pay Executive in the event of a Qualifying Termination a lump sum in cash in an amount equal to two (2) times the sum of (A) Executive’s Base Salary plus (B) the

Bonus Amount. Such lump sum cash payment shall be paid to Executive, subject to Section 14, on the first payroll date after the Release becomes irrevocable.

(c)    The Company shall pay Executive in the event of a Qualifying Termination a pro-rata portion of the Executive’s annual bonus for the performance year in which such termination occurs to the Executive at the time that annual bonuses are paid to other senior executives. This pro-rata bonus shall be determined by multiplying the amount the Executive would have received based upon actual financial performance through such termination, as reasonably determined by the Company, by a fraction, the numerator of which is the number of days during such performance year that the Executive is employed by the Company and the denominator of which is 365.

(d)     The vesting of the Executive’s Equity Awards upon a Qualifying Termination shall be governed by this Paragraph 3(d). The term “Equity Award” shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Company’s common stock [granted on or after March 2, 2019]. For the avoidance of doubt, the vesting of all Equity Awards shall be subject to this Paragraph 3(d), nothing in the award agreements for such Equity Awards shall be construed to preempt or otherwise override it.

(i)     The vesting of Executive’s Equity Awards that vest solely on the basis of continued employment with the Company or any of its subsidiaries or affiliates shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue Executive’s Equity Awards or to substitute similar Equity Awards for those outstanding immediately prior to the Change in Control. If such Executive’s Equity Awards are so continued, assumed or substituted and at any time after the Change in Control Executive incurs a Qualifying Termination, then the vesting and exercisability of all such unvested Equity Awards held by Executive shall be accelerated in full and any reacquisition rights held by the Company with respect to an Equity Award shall lapse in full, in each case, upon such termination.

(ii)     The vesting of Executive’s Equity Awards that vest, in whole or in part, based upon achieving Performance Criteria (collectively, “Performance Shares”) shall be determined as set forth below.

(A)     In the event of a Change in Control that is also a “change in the effective control of a corporation” under Treas. Reg. § 1.409A-3(i)(5)(vi), then (i) the Performance Shares subject to this Agreement shall remain outstanding, (ii) such Performance Shares shall continue to be subject to the terms of this Agreement, (iii) all requirements to remain employed until the end of the applicable performance period shall be waived, and (iv) such Performance Shares shall be paid out on a pro-rata basis based upon the actual level of performance for the applicable performance period, with such Performance Shares to be delivered at the same time as if Executive had remained employed with the Company.

(B)    In the event of a Change in Control that is also a “change in the ownership of a corporation” under Treas. Reg. § 1.409A-3(i)(5)(v) or a “change in the ownership of a substantial portion of a corporation’s assets” under Treas. Reg. § 1.409A-3(i)(5)(vii) (a “Special CIC”), the Performance Shares shall immediately vest and the Participant shall receive, within 10 days of such Special CIC, the consideration (including all stock, other securities or assets, including cash) payable in respect of the target number of Performance Shares (or, if greater, the number of Performance Shares based on actual performance from the beginning of the Performance Period until the Special CIC, as reasonably determined by the Committee based on available information) as if they were vested, issued and outstanding at the time of such Special CIC on a pro rata basis; provided, however, that with respect to Performance Shares that are otherwise subject to a “substantial risk of forfeiture” under Treas. Reg. § 1.409A-1(d) and to the extent permitted by Treas. Reg. § 1.409-3, the Committee may arrange for the substitution for the Performance Shares with the grant of a replacement award (the “Replacement Award”) to Executive of shares of restricted stock of the surviving or successor entity (or the ultimate parent thereof) in such Change in Control, but only if all of the following criteria are met:

a.	Such Replacement Award shall consist of securities listed for trading following such Change in Control on a national securities exchange;

b.
Such Replacement Award shall have a value as of the date of such Change in Control equal to the value of the target Number of Performance Shares (or, if greater, the number of Performance Shares based on actual performance from the beginning of the Performance Period until the Special CIC, as reasonably determined by the Committee based on available information), calculated as if the Performance Shares were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for shares of Common Stock in such Change in Control transaction;

c.	Such Replacement Award shall become vested and the securities underlying the Replacement Award shall be issued to the Participant on the 2nd anniversary of the Change in Control, if such Change in Control occurs within the first 12 months of the applicable performance period, or the 1st anniversary of the Change in Control if such Change in Control occurs after the first 12 months of the applicable performance period, in either case subject to Executive’s continued employment with the surviving or successor entity (or a direct or indirect subsidiary thereof) through such date, provided, however, that such Replacement Award will vest immediately upon and the securities underlying the Replacement Award shall be issued within 60 days after the date that (i) Executive’s employment is terminated by the surviving or successor entity without Cause, (ii) Executive’s employment is terminated for Good Reason, (iii) Executive’s death or (iv) Executive’s medically diagnosed permanent physical or mental inability to perform his or her job duties;

d.
Notwithstanding clause c. above, such Replacement Award shall vest immediately prior to and the securities underlying the Replacement Award shall be issued to Executive upon (A) any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a Change in Control, or (B) the securities constituting such Replacement Award ceasing to be listed on a national securities exchange, in each case so long as Executive remains continuously employed until such time; and

e.	The Replacement Award or the right to such Replacement Award does not cause the Performance Shares to become subject to tax under Section 409A of the Code.

f.	Upon such substitution the Performance Shares shall terminate and be of no further force and effect.

For purposes of this Paragraph 3(d)(ii)(C), “Performance Criteria” means any business criteria that apply to Executive a business unit, division, subsidiary, affiliate, the Company or any combination of the foregoing.

(e)    If continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), is timely and properly elected, payment of an amount that is equal to the monthly COBRA premium for eighteen (18) months following the Termination Date for Executive and his dependents (or, if earlier, the date Executive is no longer eligible for COBRA continuation coverage or the date Executive becomes eligible for similar coverage from another employer) and, if COBRA coverage extends for the full eighteen (18) months due to employment termination, a lump sum payment equal to six times the last monthly payment under this Paragraph 3(e) payable as soon as administratively practicable, and no later than thirty (30) days, following the eighteen month anniversary of such employment termination.

(f)    Additional Limitation.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “CIC Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the following provisions shall apply:

(A)     If the CIC Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes payable by Executive on the amount of the CIC Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)    If the Threshold Amount is less than (x) the CIC Severance Payments, but greater than (y) the CIC Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the CIC Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum CIC Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the CIC Severance Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments; and (iv) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.

For the purposes of this Paragraph 3, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one thousand dollars ($1,000.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(ii)    The determination as to which of the alternative provisions of Paragraph 3(f)(i) shall apply to Executive shall be made by KPMG LLP or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of termination of Executive’s employment, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Paragraph 3(b)(i) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination of Executive’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

4.Restrictive Covenants Agreement. Executive acknowledges and agrees that the consideration described in Paragraph 3 and Paragraph 5 constitutes mutually-agreed upon consideration with respect to the non-competition covenants set forth in the Restrictive Covenants Agreement for purposes of Section 24L(b)(vii) of Chapter 149 of the Massachusetts General Laws.

5.Indemnification. The Company will (x) indemnify Executive with respect to claims arising out of any action taken or not taken in Executive’s capacity as an employee or director of the Company or its subsidiary or affiliates, (y) advance to Executive all reasonable and documented out of pocket costs and expenses incurred by Executive in connection with the foregoing clause (x), including but not limited to attorneys’ fees, and (z) provide for Executive to be covered by

D&O insurance, with respect to clauses (x) and (z), on the same terms as are made available to senior executives of the Company and members of the Board, as applicable; provided that, amounts advanced under clause (y) shall be promptly repaid to the Company by Executive as required under applicable law. Nothing herein shall limit any right that Executive may have in respect of indemnification, advancement or liability insurance coverage under any other Company policy, plan, contract or arrangement or under applicable law, and the Company shall not change any right to such indemnification or advancement with respect to Executive after his termination of employment hereunder in a manner adverse to Executive except as required under applicable law.

6.	Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[INSERT EXECUTIVE NAME]

At his home address as shown in the Company’s personnel records;

If to the Company:

CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803
Attention: Chief Human Resources Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.	Not an Employment Contract. This Agreement is intended only to provide those benefits for the Executive as set forth in Paragraph 3 upon a Qualifying Termination. As such, this Agreement is not intended to and does not in any way constitute an employment agreement or other contract which would cause the employee to be considered anything other than an employee at will or to in any way be entitled to any specific payments or benefits from the Company in the event of a termination of employment other than a Qualifying Termination.

8.	Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement will survive any termination of Executive’s employment or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

9.	Validity. The invalidity or unenforceability of any provision or provisions of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

10.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.	Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.

12.	Litigation and Regulatory Cooperation. During and after Executive’s employment,
Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or any affiliate of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and Target Bonus Opportunity) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 12, including, but not limited to, reasonable attorneys’ fees and costs.

13.	Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

14.Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)    Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.

(c)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)    The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(f)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[INSERT FOLLOWING SECTION 15. IF EXECUTIVE SUBJECT TO PRIOR
LETTER AGREEMENT
15.    Complete Agreement. This Agreement constitutes the complete and entire agreement between Executive and the Company regarding payments related to a Change in Control, and supersedes any and all prior agreement(s) Executive may have had with the Company.]

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CIRCOR International, Inc.

By:_______________________
Name: [________]
Title: [_________]

EXECUTIVE

____________________________

[signature page to Executive Change in Control Agreement]

APPENDIX
FORM OF RELEASE
THIS AGREEMENT AND RELEASE, dated as of [________], 20__ (this “Agreement”), is entered into by and among [INSERT EXECUTIVE NAME] (“Executive”) and CIRCOR International, Inc. (the “Company”).
WHEREAS, Executive is currently employed by the Company; and
WHEREAS, Executive’s employment with the Company terminated effective as of [_______], 20_.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:
1.Change in Control Payments. Executive shall be provided severance pay and other benefits (the “Change in Control Payments”) in accordance with the terms and conditions of Paragraph 3 of the Change in Control Agreement by and between Executive and the Company, effective as of __________________ (the “Change in Control Agreement”); provided, that no such Change in Control Payments shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below. Executive understands and agrees that the Change in Control Payments constitute, in part, consideration for this Agreement that he otherwise would not receive. Executive acknowledges and understands that the Change in Control Payments set forth in the Change in Control Agreement constitute the only benefits and payments Executive will receive in connection with Executive’s separation.
2.Release of All Claims. Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with the Company, and any of its respective subsidiaries and affiliates (together, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefits not contemplated by the Change in Control Agreement, any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934,

the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act of 2008, the Immigration Reform Control Act, Section 1981 through 1988 of Title 42 of the United States Code, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act and the Worker Adjustment and Retraining Notification Act of 1988 and any similar state laws, all as amended; any state or local wage and hour law; and all other applicable federal, state and local statutes, ordinances and regulations, or at common law. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws and at common law; provided, that Executive does not waive or release Claims (i) with respect to claims arising from any breach by the Company Group of this Agreement or Executive’s right to enforce this Agreement or those provisions of the Change in Control Agreement that expressly survive the termination of Executive’s employment with the Company Group; (ii) with respect to any benefits that are or will become vested following Executive’s termination pursuant to their terms or to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans of the Company Group (including equity awards); (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under the Change in Control, any agreement between Executive and any member of the Company Group or the charter, bylaws or other organization document of any member of the Company Group, or pursuant to any director’s and officer’s liability insurance policy, in the future or previously in force; (iv) rights of Executive for expense reimbursement from the Company; (v) any rights Executive may have to workers’ compensation benefits or to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985; or (vi) claims that may not be waived by law and any claims arising after the date this Agreement is signed. For the avoidance of doubt, the Claims released or waived pursuant to this paragraph shall not be deemed to relate to or include the rights and coverage of Executive under any directors and officers and other such insurance policies of any member of the Company Group.
THIS MEANS THAT, BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE, EXCEPT WITH RESPECT TO ANY CLAIM NOT WAIVED OR RELEASED AS CONTEMPLATED BY THE PRECEDING PARAGRAPH. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST ANY MEMBER OF THE COMPANY GROUP BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HER CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

3.Claim Participation. Executive acknowledges that this Release does not limit his right, where applicable, to file or participate in any charge of discrimination or other investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive hereby agrees that if such an administrative claim is made against any Company Releasee(s), Executive shall not be entitled to recover any individual monetary relief or other individual remedies beyond what is provided in the Chang in Control Agreement; provided, however, that nothing herein shall be construed to limit Executive’s ability to receive an award or bounty in connection with providing information to any governmental authority.
4.Restrictive Covenants. Executive acknowledges and agrees that the obligations set forth in the Restrictive Covenants Agreement between the Company and Executive dated ____________ will remain in effect after the termination of Executive’s employment with the Company and its affiliates.
5.Confidentiality. Except as required by law, Executive agrees not to disclose the existence or terms of this Agreement to any third parties with the exception of Executive’s accountants, attorneys, and spouse, provided that each such person shall be bound by this confidentiality provision and Executive shall ensure such confidentiality.
6.Consideration Period. Executive acknowledges that Executive has been given [twenty-one (21)] days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and, to the extent he has not used the entire [21-day] period prior to executing this Agreement, Executive does hereby knowingly and voluntarily waive the remainder of said [21-day] period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
7.Revocation Period. Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement and she shall receive no Change in Control Payments as set forth in the Change in Control Agreement.
8.Construction. Each party and its counsel have reviewed this Release and has been provided the opportunity to review this Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Instead, the language of all parts of this Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

9.Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law rules.

10.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[Signature Page to Form of Release Follows]

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:
CIRCOR INTERNATIONAL INC.

By: __________________________________
Name: [________]
Title: [_________]
Date: [_________]

[INSERT EXECUTIVE NAME]

___________________________________
Date:[___________]